Independent Auditors' Consent

The Board of Directors
Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 2-97351) on Form S-8 of Kansas City Life Insurance Company of our report dated January 31, 2003, with respect to the consolidated balance sheet of Kansas City Life Insurance Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and all related financial statement schedules, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-K of Kansas City Life Insurance Company.

The audits referred to in our report dated January 31, 2003, included the related financial statement schedules listed in Item 15(a)(2) as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, included in this annual report on Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/KPMG LLP
Kansas City, Missouri
March 26, 2003